UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):     February 28, 2008

NALCO FINANCE HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-119231	61-1464558
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL    60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Nalco Holding Company (the “Company”) entered into an Employment Letter Agreement dated as of February 21, 2008 and a Severance Agreement effective as of February 28, 2008 with J. Erik Fyrwald relating to the hiring of Mr. Fyrwald as Chief Executive Officer and President. Copies of the Agreements are filed with this report as Exhibits 99.1 and 99.2, respectively. The material terms and conditions of the Agreements are summarized in Item 5.02 below.

Item 5.02 (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 28, 2008, the Board of Directors appointed J. Erik Fyrwald, 48, as Chairman, Chief Executive Officer and President of the Company, Nalco Finance Holdings LLC, Nalco Holdings LLC and Nalco Company. The press release announcing Mr. Fyrwald’s election is filed with this report as Exhibit 99.3. Rodney F. Chase, who has served as the Company’s Interim Chairman of the Board of Directors, will continue to serve as a Director of the Company.

As described in the press release, since 2003, Mr. Fyrwald had been Group Vice President of the $6.8 billion Agriculture and Nutrition division at E.I. DuPont De Nemours & Company. Before that, Mr. Fyrwald was Vice President and General Manager of DuPont’s Nutrition and Health business from 2000.

Under the terms of the Employment Letter Agreement, Mr. Fyrwald was elected the Chairman, President and Chief Executive Officer of the Company. The material terms and conditions of the Employment Letter Agreement and the Severance Agreement are summarized below, which descriptions are qualified in their entirety by reference to the terms and conditions of the Agreements. Capitalized terms used in this report are as defined in the Agreements.

Base Salary

Mr. Fyrwald will receive an annual base salary of $850,000.

Annual Incentive Plan under the Company’s Management Incentive Plan

Mr. Fyrwald will be eligible to participate in the Company’s Management Incentive Plan (“MIP”). Under the MIP, his annual bonus will have a target amount of 100% of his base salary, with the actual bonus having a range of 0% to 200% of his base salary based on actual performance in accordance with the terms of the MIP.

Stock Awards

The Company intends to grant Mr. Fyrwald stock awards under the Company’s 2004 Stock Incentive Plan (the “Plan”) and stock awards outside the Plan. Subject to the terms of the Plan, the Company intends to grant Mr. Fyrwald (i) 225,000 ten-year non-qualified stock options that vest in 4 equal installments at the end of 2008 and the end of each of the following three years, (ii) 75,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria over the performance period for the cycle 2008-2010 and Mr. Fyrwald’s continued employment through December 31, 2010 and (iii) 50,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria for 2008 and Mr. Fyrwald’s continued employment through 2010.  In addition, the Company intends to grant Mr. Fyrwald certain inducement awards outside the Plan. In accordance with New York Stock Exchange Rule 303A(8), these non-Plan awards will be granted without stockholder approval. Mr. Fyrwald’s non-Plan inducement awards are anticipated to be as follows:  (i) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of grant and (ii) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of grant. The Plan and non-Plan stock awards are expected to be made on March 7, 2008. To the extent the terms of the Plan cause the number of stock awards that may be granted to Mr. Fyrwald to be less than those described above, the Company intends to issue a corresponding number of stock awards to Mr. Fyrwald outside the Plan as additional inducement awards.

Severance

Upon Mr. Fyrwald’s involuntary termination without Cause or voluntary termination for Good Reason, Mr. Fyrwald’s severance benefits under the Severance Agreement will include:

(i) full vesting of all non-Plan inducement stock awards;

(ii) a severance payment equal to two times the sum of Mr. Fyrwald’s then-current base salary plus his then-current target bonus amount under the MIP;

(iii) continued participation for eighteen months in the Company’s medical and dental plans at active employee rate(s); and

(iv) a pro rata bonus under the MIP for the termination year based on actual performance for the year.

Change of Control

In the event Mr. Fyrwald’s employment with the Company is terminated by the Company without Cause or by Mr. Fyrwald for Good Reason following a Change of Control, then Mr. Fyrwald will, under certain circumstances, be entitled to a Gross-Up Payment to the extent any payments to him under his Employment Letter Agreement or Severance Agreement result in an exercise tax under Sections 280G and 4999 of the Internal Revenue Code.

Confidential Information, Nonsolicitation, Noncompetition

Mr. Fyrwald will comply with various covenants prohibiting disclosure of confidential information, solicitation of customers and employees, and engaging in competitive activity.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.
The following exhibits are furnished pursuant to Item 9.01 of Form 8-K:

(99.1)	Employment Letter.
(99.2)	Severance Agreement.
(99.3)	Press Release announcing the appointment of J. Erik Fyrwald as Chairman, Chief Executive Officer and President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO FINANCE HOLDINGS LLC

/s/ Stephen N. Landsman
Secretary

Date: February 28, 2008